UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2005

MORRIS PUBLISHING GROUP, LLC

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

333-112246	58-1445060
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of principal executive offices)	(Zip Code)

(706) 724-0851

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2005, Morris Publishing Group, LLC, as borrower, entered into a Credit Agreement with various lenders and JPMorgan Chase Bank, N.A. as Administrative Agent, for $350 million of senior secured term and revolving credit facilities. The new credit facilities terminate and replace Morris Publishing’s existing $400 million credit facilities. The lenders party to the Credit Agreement are JPMorgan Chase Bank, N.A., The Bank of New York, Keybank National Association, Suntrust Bank, Wachovia Bank, National Association, Bank of America, General Electric Capital Corp., Sumitomo Mitsui Banking Corporation, Allied Irish Banks, P.L.C., Comerica Bank, US Bank, First Tennessee Bank, National Association, Mizuho, and Webster Bank.

The new credit facilities consist of a $175 million Revolving Credit Facility and a $175 million Tranche A Term Loan. The maturity date for both facilities is September 30, 2012, with unequal quarterly principal payments on the Tranche A Term Loan commencing on December 31, 2007.

The facilities will bear interest at a spread above (i) a base rate equal to the higher of (x) JPMorgan Chase Bank’s prime lending rate or (y) the applicable federal funds rate plus 0.5% (“ABR”), or (ii) at a spread above the Eurodollar rate (LIBOR). The spread applicable to borrowings will be determined by reference to Morris Communications Company’s consolidated trailing total debt to cash flow ratio. The spread applicable for ABR borrowings will range from 0% to 0.25%. The spread applicable for Eurodollar rate borrowings will range from 0.675% to 1.25%. The interest rates under the new credit facilities will be lower than the rates under the old facilities. A commitment fee on unborrowed funds available under the revolver is 0.375%.

The loans are guaranteed by Morris Publishing’s parent company, Morris Communications Company, LLC, and substantially all of their subsidiaries. The obligations of Morris Publishing and these guarantors are secured with substantially all of the assets of the parties, with certain exceptions. The Credit Agreement contains various representations, warranties and covenants generally consistent with the old credit facilities. Financial covenants require Morris Publishing to meet certain financial tests on an on-going basis, including minimum interest coverage ratio, minimum fixed charge coverage ratio, and maximum cash flow ratios, based upon consolidated financial results of Morris Communications and substantially all of its subsidiaries (including Morris Publishing).

Upon closing of the new credit facilities, Morris Publishing used $233 million of the proceeds, consisting of $175 million from the Tranche A Term Loan and $58 million drawn on the revolver, to repay a portion of the $245 million outstanding balance on the old credit facility (and used other funds to pay the remaining balance).

A copy of the new Credit Agreement is furnished as Exhibit 10.1 and is incorporated herein by reference

Item 1.02.	Termination of a Material Definitive Agreement.

On December 14, 2005, concurrently with the execution of the new Credit Agreement described above in Item 1.01, Morris Publishing Group, LLC, as borrower, terminated its existing Amended and Restated Credit Agreement dated July 16, 2004 with various lenders and JPMorgan Chase Bank, N.A. as Administrative Agent, with respect to $400 million of senior secured term and revolving credit facilities. The primary impact of the termination of the old facilities and execution of the new facilities is to reduce the prevailing interest rates on loans, as well as to extend the final maturity date to 2012.

Item 7.01.	Regulation FD Disclosure.

On December 15, 2005, Morris Publishing Group, LLC issued a press release announcing the entry into the new Credit Agreement described in Item 1.01 above, and the termination of the old Credit Agreement described in Item 1.02 above. A copy of Morris Publishing’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Credit Agreement dated December 14, 2005, by and between Morris Publishing Group, LLC, various lenders and JPMorgan Chase Bank, N.A. as Administrative Agent, for $350 million of senior secured term and revolving credit facilities.

99.1	Press Release of Morris Publishing Group, LLC, dated December 15, 2005, announcing the entry into a new Credit Agreement, and the termination of its old Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORRIS PUBLISHING GROUP, LLC

Date: December 15, 2005	/s/ STEVE K. STONE
Steve K. Stone
Senior Vice President and Chief Financial Officer

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